UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3
                              INITIAL STATEMENT OF
                       BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

                                Louis T. Montucci
                            Name of Reporting Person

                     7084 Miramar Road, San Diego, CA 92121
                           Address of Reporting Person

                                 January 5, 1999
                        Date of Event Requiring Statement

                          Greenland Corporation (GLCP)
                    Issuer Name and Ticker or Trading Symbol

                     Director, Chief Executive Officer (CEO)
                   Relationship of Reporting Person to Issuer

                       Form filed by One Reporting Person
                                Individual Filing

                                  Common Stock
                                Title of Security

                                     75,000
                      Amount of Securities Beneficial Owned

                                Direct Ownership